Exhibit (g)(v)

THE JAMES ADVANTAGE FUNDS
FOURTH AMENDMENT TO THE
CUSTODY AGREEMENT

THIS FOURTH AMENDMENT effective as of July 1, 2016, to the Custody Agreement, dated as of July 28, 2009, as amended June 22, 2010, May 5, 2011 and May 21, 2016 (the “Agreement”), is entered into by and between The James Advantage Funds, an Ohio trust (the “Trust”) and U.S. Bank, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit D of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit D attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE JAMES ADVANTAGE FUNDS		U.S. BANK, N.A.

By:	/s/ Thomas L. Mangan	By:	/s/ Michael R. McVoy

Printed Name:	Thomas L. Mangan	Printed Name:	Michael R. McVoy

Title:	CFO	Title:	Senior Vice President

Exhibit (g)(v)

Amended Exhibit D to the Custody Agreement of The James Advantage Funds effective July 1, 2016

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